Janet Nittmann
jnittmann@doversaddlery.com
Tel 978-952-8062 x218

For Immediate Release

Dover Saddlery Reports Third Quarter 2009 Financial Results

LITTLETON, MA – November 12, 2009 — Dover Saddlery, Inc. (NASDAQ:DOVR), the leading multichannel retailer of equestrian products, today reported financial results for the third quarter ended September 30, 2009.

Third Quarter Results

Total revenues for the third quarter of 2009 were $18.5 million, compared to $19.0 million for the third quarter of 2008, a decrease of 2.5%. Retail store channel revenues increased 12.4% to $6.7 million, driven by new store openings, while same-store sales decreased 2.3% over the same period in 2008. Net income for the third quarter increased 56% to $272,000 or $0.05 per diluted share, compared to $174,000, or $0.03 per diluted share, in the third quarter of the prior year.

“I am pleased to report that during the third quarter of 2009, we successfully continued with our cost reduction initiatives and thus were able to show a 56% increase in net income,” said Stephen L. Day, president and CEO of Dover Saddlery. “In addition, we have strategically reduced our inventory levels while developing an optimal in-stock position to meet our customers’ needs. This, I believe, will give us a significant competitive advantage this holiday season.”

Year-to-Date Results

For the first nine months of 2009, total revenues were $54.1 million, a decrease of 4.5% from $56.6 million for the same period in 2008. Revenues from the retail store channel increased 12.9% to $18.0 million, due to our opening of new stores in 2008 and 2009. Same-store sales decreased 4.3% for the nine month period. Net income for the nine months ended September 30, 2009 was $21,448 compared to $65,029 for the corresponding period of 2008. The resulting earnings per diluted share decreased to $0.00 compared to earnings per diluted share of $0.01 for the first nine months of 2008.

Conference Call and Webcast

Dover Saddlery will hold a conference call and webcast on Thursday, November 12, 2009 at 8:30 a.m. ET to discuss its third quarter results. To access the webcast via the Internet, please go to http://investor.shareholder.com/DOVR/events.cfm and click on the webcast icon.

About Dover Saddlery, Inc.

Dover Saddlery, Inc. (NASDAQ:DOVR — News) is the leading multichannel retailer of equestrian products in the United States. Founded in 1975 in Wellesley, Massachusetts, by United States Equestrian team members, Dover Saddlery has grown to become The Source® for equestrian products. Dover offers a broad and distinctive selection of competitively priced, brand-name products for horse and rider through catalogs, the Internet and company-owned retail stores. Dover Saddlery, Inc. serves the English rider and through Smith Brothers, the Western rider. The Source®, Dover Saddlery® and Smith Brothers® are registered marks of Dover Saddlery. For more information, please call 1-978-952-8062 or visit www.DoverSaddlery.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including without limitation statements made about the company’s business outlook for fiscal 2009, the prospects for overall revenue growth and the opening of and revenue growth from new stores. All statements other than statements of historical fact included in this press release regarding the company’s strategies, plans, objectives, expectations, and future operating results are forward-looking statements. Although Dover believes that the expectations reflected in such forward-looking statements are reasonable at this time, it can give no assurance that such expectations will prove to have been correct. These forward-looking statements involve significant risks and uncertainties, including those discussed in this release and others that can be found in “Item 1A Risk Factors” of Dover Saddlery’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

Dover Saddlery is providing this information as of this date and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise. No forward-looking statement can be guaranteed and actual results may differ materially from those Dover Saddlery projects.

DOVER SADDLERY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	Sept. 30,	Sept. 30,	Sept. 30,	Sept. 30,
	2009	2008	2009	2008
Revenues, net- direct	$11,864	$13,077	$36,042	$40,661
Revenues, net – retail stores	6,681	5,945	18,014	15,956

Revenues, net – total	$18,545	$19,022	$54,056	$56,617
Cost of revenues	11,744	12,031	34,507	36,296

Gross profit	6,801	6,991	19,549	20,321
Selling, general and administrative expenses	5,869	6,326	18,370	19,196

Income from operations	932	665	1,179	1,125
Interest expense, financing and other related costs, net	346	317	996	966
Other investment loss, net	(20)	(20)	(1)	(18)

Income before income tax provision	566	328	182	141
Provision for income taxes	294	154	161	76

Net income	$272	$174	$21	$65

Net income per share
Basic	$0.05	$0.03	$0.00	$0.01

Diluted	$0.05	$0.03	$0.00	$0.01

Number of shares used in per share calculation
Basic	5,187,000	5,177,000	5,187,000	5,157,000
Diluted	5,247,000	5,274,000	5,233,000	5,266,000
Other Operating Data:
Number of retail stores(1)	13	11	13	11
Capital expenditures	105	390	386	887
Gross profit margin	36.7%	36.8%	36.2%	35.9%

(1)	Includes twelve Dover-branded stores and one Smith Brothers store; the September 30, 2009 store count includes the Alpharetta, GA Dover-branded store opened in Q4 2008, and the North Kingstown, RI Dover-branded store opened in Q1 2009.

DOVER SADDLERY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)

	September 30,	December 31,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$444	$448
Accounts receivable	660	833
Inventory	16,402	17,330
Prepaid catalog costs	1,530	1,673
Prepaid expenses and other current assets	1,355	997

Total current assets	20,391	21,281
Net property and equipment	3,404	3,599
Other assets:
Deferred income taxes	659	583
Intangibles and other assets, net	943	989

Total other assets	1,602	1,572

Total assets	$25,397	$26,452

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of capital lease obligation and outstanding checks	$497	$480
Accounts payable	2,043	2,168
Accrued expenses and other current liabilities	3,389	3,640
Deferred income taxes	276	212

Total current liabilities	6,205	6,500
Long-term liabilities:
Revolving line of credit	7,300	8,300
Subordinated notes payable, net	5,022	4,907
Capital lease obligation, net of current portion	58	125

Total long-term liabilities	12,380	13,332
Stockholders’ equity:
Common stock, par value $0.0001 per share; 15,000,000 shares authorized; issued 5,187,038 as of September 30, 2009 and December 31, 2008	1	1
Additional paid in capital	44,972	44,801
Treasury stock, 795,865 shares at cost	(6,082)	(6,082)
Accumulated deficit	(32,079)	(32,100)

Total stockholders’ equity	6,812	6,620

Total liabilities and stockholders’ equity	$25,397	$26,452